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                                                            EXHIBIT 23.2

                             CONSENT OF INDEPENDENT

                          CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and the Stockholders of All Communications Corporation

We hereby consent to the inclusion in the joint proxy statement/prospectus constituting a part of this registration statement of our report dated February 29, 2000, except for Note 15 which is as of March 24, 2000, relating to the consolidated financial statements of All Communications Corporation and subsidiaries which are contained in this joint proxy statement/prospectus.

We also consent to the reference to us under the caption "Experts" in the joint proxy statement/prospectus.

/s/ BDO Seidman, LLP

BDO SEIDMAN, LLP
Woodbridge, New Jersey
April 21, 2000